CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in Post Effect Amendment No. 2 on Form S-1 to Registration Statement on Form S-4 of our report dated March 15, 2012, relating to the balance sheets of  JWC Acquisition Corp. and Subsidiary (a corporation in the development stage) as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2011 and for the periods from July 22, 2010 (date of inception) to December 31, 2010 and July 22, 2010 (date of inception) to December 31, 2011, and to the reference to our Firm under the caption “Experts”.

/s/ Rothstein Kass

Roseland, New Jersey
October 26, 2012